Results of Meeting of Shareholders

AXP BOND FUND
REGULAR MEETING OF SHAREHOLDERS HELD ON NOVEMBER 13, 2002
(UNAUDITED)

A brief description of each proposal voted upon at the meeting and the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each proposal is set forth below.

Proposal 1

To elect the thirteen nominees specified below as Board members*.

                                   Shares Voted "For"         Shares Withholding Authority to Vote
Arne H. Carlson                      538,576,947.998                     18,626,343.137
Philip J. Carroll, Jr.               539,860,518.882                     17,342,772.253
Livio D. DeSimone                    539,465,773.990                     17,737,517.145
Barbara H. Fraser                    539,683,806.427                     17,519,484.708
Ira D. Hall                          539,646,296.146                     17,556,994.989
Heinz F. Hutter                      539,705,361.408                     17,497,929.727
Anne P. Jones                        539,432,688.578                     17,770,602.557
Stephen R. Lewis, Jr.                540,403,949.496                     16,799,341.639
Alan G. Quasha                       540,184,292.394                     17,018,998.741
Stephen W. Roszell                   540,165,522.187                     17,037,768.948
Alan K. Simpson                      538,530,623.557                     18,672,667.578
Alison Taunton-Rigby                 540,049,439.169                     17,153,851.966
William F. Truscott                  540,175,822.414                     17,027,468.721

Proposal 2

To Amend the Articles of Incorporation/Declaration of Trust*:

2(a). To allow one vote/dollar instead of one vote/share.

Shares Voted "For"    Shares Voted "Against"    Abstentions    Broker Non-Votes
  457,493,916.103         44,998,273.548      18,132,944.484    36,578,157.000

2(b). To change the name of the corporation.

Shares Voted "For"    Shares Voted "Against"    Abstentions    Broker Non-Votes
  496,788,785.521         41,841,506.090      18,572,999.524         0.000

* Denotes Registrant-wide proposals and voting results.